EXHIBIT (c)(iii)

Queensland Treasury Corporation Half-Yearly Report

for the Six Months Ended December 31, 2006

QUEENSLAND TREASURY CORPORATION

Half Yearly Report July – December 2006

Queensland Treasury Corporation (QTC) is the State’s corporate treasury services provider, with responsibility to:

•	provide financial and risk management advice and services to our customers

•	source and manage the debt funding to finance Queensland’s infrastructure requirements in the most cost-effective manner, and

•	invest the State’s short- to medium-term cash surpluses, maximising returns to our customers through a conservative risk management framework.

QTC does not formulate Government policy, but works within the policy frameworks developed by the Government and Queensland Treasury. While QTC’s role is not to take direct equity in projects, we may, at the direction of the Government, invest equity in special purpose vehicles established to achieve a specific outcome for the State.

FINANCIAL ADVISORY AND RISK MANAGEMENT SERVICES

QTC works closely with its public sector customers to assist them to manage risk in their financial transactions and achieve the best financial solutions for their organisations and for Queensland. In assisting customers, QTC does not provide advice that is contrary to the interests of the State.

We encourage our customers and Queensland Treasury, our major stakeholder, to use our organisation as an extension of their resources, by:

•	providing them with access, on a cost-recovery basis, to professional skills and resources to ensure that their financial risks are identified and managed on a consistent basis

•	acting as a central store of knowledge and expertise on financial structures and transactions, and the risks and benefits that they encompass

•	providing Queensland Treasury with advice on matters of financial and commercial policy and risk relating to the State and its entities, and

•	working as a conduit between the Government and the private sector, using our economies of scale and scope to ensure that the best possible solutions are obtained.

DEBT FUNDING AND MANAGEMENT

QTC borrows funds in the domestic and international markets in a manner that minimises the State’s, and QTC’s, liquidity and refinancing risk. We then lend these funds to our customers, or use them to manage our customers’ debt or to refinance maturing debt.

With responsibility for virtually all of the State’s debt raisings, QTC is able to capture significant economies of scale and scope in the issuance, management and administration of debt.

These economies, together with our AAA credit rating (from the State of Queensland’s guarantee of our securities), result in a low cost of debt for Queensland’s public sector. This funding is used to provide tailored financial solutions for our customers.

SHORT- TO MEDIUM-TERM INVESTMENTS

QTC uses its financial markets expertise, developed through strong relationships with the domestic and international markets, together with its understanding of debt management and the management of financial risk, to provide customers with investment solutions that achieve a high return within a conservative risk environment.

Customers can choose from an overnight facility, a managed short-term fund, or fixed-term facilities. Alternatively, we can assist them to source appropriate solutions from the marketplace.

Vision

Efficient and effective financial risk management practices across our customers and the State.

Mission

To provide corporate treasury services to our customers and the State, by striving to understand our customers’ current and future needs and delivering solutions to meet those needs.

Values

Open communication, respect for the individual, integrity and honesty in all our dealings, good corporate citizenship, strong commitment and valuable contributions.

Stakeholder

Queensland Treasury Corporation was established by the Queensland Treasury Corporation Act 1988, as a Corporation Sole, constituted by the Under Treasurer of Queensland. QTC has delegated its powers to the QTC Capital Markets Board. QTC and the Board have agreed the terms and administrative arrangements that govern the exercise of those powers and the reports by the Board to QTC.

Customers

QTC provides financial advice and financial risk management services, debt funding, and short- to medium-term investment options to Queensland’s public sector organisations—the State Government, its departments and agencies, statutory authorities and government owned corporations, and local governments and their entities.

July – December 2006

Half Yearly Report

FIVE YEAR BUSINESS SUMMARY	2

CHAIRMAN’S REPORT	4

INTERIM FINANCIAL STATEMENTS	6

APPENDIX A:
LOANS TO CUSTOMERS	25

APPENDIX B:
PARTNERS IN FINANCIAL MARKETS	31

APPENDIX C:
UPDATE TO QTC’S INDICATIVE BORROWING	33
PROGRAM FOR 2006–2007

APPENDIX D:
CORPORATE DIRECTORY	34

www.qtc.qld.gov.au

2006 HALF YEARLY REPORT 1

Five year business summary

	AS AT 30 JUN 2003	AS AT 30 JUN 2004	AS AT 30 JUN 2005	AS AT 30 JUN 2006	AS AT 31 DEC 2006
FINANCIAL

INCOME STATEMENT ($ 000)
Interest from onlendings	1 826 847	371 737	1 442 995	572 306	434 947
Management fees	24 318	22 144	22 993	22 698	13 341
Interest on borrowings	2 157 121	468 243	1 849 012	857 281	649 170
Interest on deposits	166 529	239 933	262 307	302 987	134 948
Operating surplus before payment in lieu of income tax	60 098	35 830	57 735	62 310	27 938
Payment in lieu of income tax	13 176	12 553	11 647	12 741	6 680
Operating surplus after payment in lieu of income tax	46 922	23 277	46 088	49 569	21 258

BALANCE SHEET ($ 000)
Total assets	26 866 311	26 809 429	30 345 228	33 492 178	34 527 184
Total liabilities	26 657 745	26 577 586	30 067 297	33 164 678	34 178 426
Net assets	208 566	231 843	277 931	327 500	348 758

CUSTOMER
SAVINGS FOR CUSTOMERS ($M)
Savings due to portfolio management	13.6	54.6	(9.1)	46.5	3.4
Savings due to borrowing margin	56.1	63.1	55.8	74.4	38.5
Total savings for customers	69.7	117.7	46.7	120.9	41.9
Cumulative savings for customers	1 181.1	1 298.8	1 345.5	1 466.4	1 508.3

LOANS TO CUSTOMERS
Loans ($000)	19 670 526	17 714 737	18 905 621	19 831 582	21 280 699
Number of onlending customers	363	308	292	321	300
Outperformance of benchmark
(% pa semi-annual)
Floating Rate Debt Pool	0.14	0.18	0.16	0.19	0.21
3 Year Debt Pool	(0.02)	0.22	(0.02)	0.27	0.02
6 Year Debt Pool	0.00	0.28	(0.07)	0.23	(0.05)
9 Year Debt Pool	0.06	0.28	(0.14)	0.20	(0.04)
12 Year Debt Pool	0.07	0.34	(0.13)	0.24	(0.08)
15 Year Debt Pool	0.05	0.36	(0.15)	0.23	0.04

2 QUEENSLAND TREASURY CORPORATION

	AS AT 30 JUN 2003	AS AT 30 JUN 2004	AS AT 30 JUN 2005	AS AT 30 JUN 2006	AS AT 31 DEC 2006
MANAGED FUNDS
Deposits ($000)	4 148 083	4 476 280	5 220 644	5 329 329	4 263 905
Number of depositors	223	258	270	253	260
Outperformance of benchmark
(% pa semi-annual) Cash Fund	0.18	0.18	0.17	0.16	0.19

FINANCIAL MARKETS
Debt outstanding ($000)	22 219 443	21 702 155	24 582 052	27 519 577	29 546 127
QTC global and domestic bonds on issue at face value	18 406	20 486	22 186	26 903	29 462
QTC capital-indexed bond	—	—	—	268	268
QTC bond rates, maturing
June 2005	4.51	5.45	—	—	—
September 2007	4.78	5.70	5.31	6.00	6.40
July 2009	4.98	5.87	5.31	5.99	6.32
May 2010	—	—	5.34	6.00	6.29
June 2011	5.13	5.98	5.35	6.01	6.28
August 2013	5.24	6.07	5.36	6.00	6.22
October 2015	5.30	6.12	5.37	6.02	6.17
September 2017	—	—	—	—	6.15
June 2021	5.38	6.18	5.40	6.02	6.10
August 2030 (capital-indexed)	—	—	—	2.51	2.72
Basis point margin over
Commonwealth bonds*	16.7	19.3	22.5	21.8	24.3
Basis point margin under
NSW TCorp bonds*	2.1	3.1	2.5	3.9	2.4

CORPORATE
Number of employees	129	130	122	139	143
Administration expenses ($000)	24 555	28 403	30 021	30 249	15 696

*	AVERAGE MARGIN ACROSS YIELD CURVE

2006 HALF YEARLY REPORT 3

Chairman’s Report

IN THIS EXCITING PERIOD OF GROWTH IN QUEENSLAND, I AM CONFIDENT THAT QTC WILL MAINTAIN ITS STRONG POSITION AS AN ISSUER OF A$ DENOMINATED BONDS IN BOTH THE DOMESTIC AND OFFSHORE MARKETS.

In the six months to December 2006, Queensland Treasury Corporation (QTC) has maintained its strong position as an issuer of Australian dollar denominated bonds, and achieved total savings for customers, from portfolio management and borrowing margins, of $41.9 million. Corporately, QTC also performed well, achieving an operating surplus of $21.3 million for the half year period.

Global growth set to continue

Economic developments, which have characterised the global economy over the past six months, indicate that the longest run of global growth in excess of 4% annually since 1968–73 seems set to continue. While economic growth in the United States (US) moderated, owing largely to a downturn in US housing market activity, strong economic conditions are generally prevailing in other parts of the world. Indeed, according to the International Monetary Fund, the world economy is likely to expand by just under 5% in 2007 and 2008, after exceeding growth of 5% in 2006.

Against this backdrop of strong global growth, there has been an increase in the demand for commodities, which has put significant upward pressure on a wide range of resource prices. These high levels of commodity prices have been vital to the Australian and Queensland economies, boosting our terms-of-trade by more than 30% over the past three years. In turn, this large increase in our national income has contributed significantly to the tightness in the domestic labour market. Largely as result of this, the Reserve Bank of Australia (RBA) characterised underlying inflationary pressures in a manner that it believed justified the official cash rate being raised by 0.75 percentage points over the past nine months to a six-year high of 6.25%.

Growth keeps State buoyant

For Queensland, these global and domestic economic backdrops have some important implications. Firstly, some of the most-sought after commodities globally are those we export the most of. As a result, business investment has driven a large part of the growth in the export-oriented sectors of the State economy over the past few years. Secondly, while these drivers look set to keep pushing growth in these sectors for the foreseeable future, past monetary policy tightening by the RBA has significantly slowed the non export-oriented and personal sectors of the Queensland economy. As a consequence, Queensland’s forecast growth rate for 2006–07 of 4.75% per annum, remains broadly in line with its growth rates of the past five, ten and fifteen years.

QTC’s borrowing requirements expected to increase

Queensland’s total estimated funding requirement for 2006–07 is $7.9 billion, including new borrowings of $4.4 billion (ie, $5.4 billion less $1 billion raised in 2005–06), against a total State capital expenditure of more than $10 billion. This estimated funding requirement includes $2.1 billion for our customers who want to lock-in funding costs for future capital expenditure, and $1.4 billion to refinance maturing debt (see Appendix C for more details).

As Queensland’s economy continues to expand at a rate greater than the national average, the Government’s program of increasing capital expenditure through the South East Queensland Infrastructure Plan is expected to increase QTC’s borrowing requirements in the foreseeable future. Any increases in the borrowing program, however, are expected to be moderated by projected growth in revenues, due to the continued, although more moderate, growth of the State’s economy.

Strong domestic and international investor interest in QTC’s A$ denominated benchmark bonds has continued over the past six months. Approximately 95% of our total funding is now generated by this program. In November, we successfully launched our September 2017 Domestic Benchmark Bond, which was followed in December with the launch of the interest withholding tax exempt Global tranche. Strong investor demand was evident with total bids tendered being significantly more than the amount allotted.

4 QUEENSLAND TREASURY CORPORATION

Financial Markets relationships bolster QTC’s competitive edge

QTC’s commitment to its proactive domestic and international investor relationship program continued over the period, with regular contact with distribution group members, major global institutional investors and Asian central banks maintained.

With more than half of Queensland’s funding raised offshore, Queensland’s Deputy Premier and Treasurer, the Hon. Anna Bligh, joined QTC and Queensland Treasury Department representatives in October 2006 for a series of well-received meetings with global institutional investors and distribution group members, in Beijing, Tokyo, Zurich, Frankfurt, London and New York.

Building customer franchise to add real value to the State

Over the half year to December 2006, QTC has continued its commitment to work closely with customers to add real value to their businesses, completing significant financial advisory, risk management and modelling assignments that have strengthened our relationships with customers.

We have added significant value to the State and its entities through the contributions of our seconded staff to a number of significant State projects, as well as providing advice and support to most of the public sector’s major projects.

Our work with local government has increased, with the expected completion of some 120 financial sustainability reviews of individual councils on track for the end of this financial year. Also within this sector, the LG Infrastructure Services, a joint venture with the Local Government Association of Queensland, has continued to mature and grow, delivering projects with a capital value of more than $100 million, and providing advice on strategic approaches to procurement of projects with a capital value of more than $2 billion.

Looking ahead: opportunities and challenges

As our customers strive to implement the Government’s accelerated South East Queensland Infrastructure Plan, we expect to see continued growth in the volume and scope of our customer advisory work, as well as additional demand for QTC employees to assist by way of secondment to these projects. In our role as Queensland’s financial and risk management adviser, we also look forward to an increased involvement in assisting the Government with its assessment of alternative and innovative approaches for the accelerated delivery of this infrastructure.

In this exciting period of growth in Queensland, I am confident that QTC will maintain its strong position as an issuer of A$ denominated bonds in both the domestic and offshore markets.

I am also confident that QTC’s employees will build on the very strong organisational performance of the past six months to ensure QTC adds significant real value to the State this year.

Acknowledgements

In May 2006, we responded positively to a request from the Government to second QTC’s Chief Executive, Stephen Rochester, to the role of Chief Executive of Energex’s retail arm, Sun Retail, in preparation for its sale in late 2006. During this time, Stephen maintained a strategic involvement in QTC’s operations and resumed his fulltime role with QTC in February 2007.

On behalf of the Board, I thank QTC’s management team and employees for their efforts of the past six months in delivering financial services and solutions that meet or exceed our customers’ expectations and maintain the financial integrity of Queensland. We look forward to working together to meet the challenges of the year ahead.

Sir Leo Hielscher AC
Chairman

2006 HALF YEARLY REPORT 5

Interim Financial Statements

For the half-year ended 31 December 2006

6 QUEENSLAND TREASURY CORPORATION

Interim Income Statement

For the half-year ended 31 December 2006

	NOTE	31 DEC 2006 $000	31 DEC 2005 $000
INCOME
Revenue
Interest income	3	809 788	783 613
Fees - management	4	13 341	11 273
- professional		76	134
- other		251	131
Amortisation of cross border lease deferred income		4 382	4 381
Gains
Gain on sale of property, plant and equipment		19	—

TOTAL INCOME		827 857	799 532

EXPENSES
Interest expense	3	784118	753 783
Administration expenses		15 696	14 959
Provisions – cooperative housing societies		26	80
Loss on sale of property, plant and equipment		—	50

TOTAL EXPENSES		799 840	768 872

Share of profits of investments accounted for using the equity method	17	(79)	—

OPERATING SURPLUS BEFORE PAYMENT IN LIEU OF INCOME TAX		27 938	30 660

Payment in lieu of income tax		6 680	6 421

OPERATING SURPLUS AFTER PAYMENT IN LIEU OF INCOME TAX		21258	24 239

The accompanying notes form part of these financial statements.

2006 HALF YEARLY REPORT 7

Interim Balance Sheet

As at 31 December 2006

	NOTE	31 DEC 2006 $000	30 JUN 2006 $000	31 DEC 2005 $000
ASSETS
Cash assets	5	110	124	52
Receivables		10 611	2 278	2 167
Prepayments		208	283	220
Onlendings	6	21 280 699	19 831 582	19 587 153
Derivative financial assets	7	85 045	66 747	110 438
Financial assets at fair value through profit or loss	8	13 120 475	13 557 724	11 957 563
Property, plant and equipment	9	27 913	31 259	34 721
Investments accounted for using the equity method	17	106	185	—
Intangible assets		236	310	86
Deferred income tax asset		1 781	1 686	1 536

TOTAL ASSETS		34 527 184	33 492 178	31 693 936

LIABILITIES
Payables		200 333	198 105	194 421
Tax liabilities		7 122	13 509	7 039
Derivative financial liabilities	10	160 939	104 158	56 194
Financial liabilities at fair value through profit or loss	11	33 810 032	32 848 906	31 134 112

TOTAL LIABILITIES		34 178 426	33 164 678	31 391 766

NET ASSETS		348 758	327 500	302 170

EQUITY
Reserves	12	77 880	74 403	70 596
Retained surplus		270 878	253 097	231 574

TOTAL EQUITY		348 758	327 500	302 170

The accompanying notes form part of these financial statements.

8 QUEENSLAND TREASURY CORPORATION

Interim Statement of Changes in Equity

For the half-year ended 31 December 2006

	NOTE	GENERAL RESERVE $000	CREDIT RISK RESERVE $000	BASIS RISK RESERVE $000	RETAINED SURPLUS $000	TOTAL EQUITY $000
Balance at 1 July 2005		39 082	16 824	13 000	209 025	277 931
Operating surplus from continuing operations		—	—	—	24 239	24 239
Transfer from/(to) retained surplus	12	—	2 190	(500)	(1 690)	—

BALANCE AT 31 DECEMBER 2005		39 082	19 014	12 500	231 574	302 170

Balance at 1 January 2006		39 082	19 014	12 500	231 574	302 170
Operating surplus from continuing operations		—	—	—	25 330	25 330
Transfer from/(to) retained surplus	12	—	2 307	1 500	(3 807)	—

BALANCE AT 30 JUNE 2006		39 082	21 321	14 000	253 097	327 500

Balance at 1 July 2006		39 082	21 321	14 000	253 097	327 500
Operating surplus from continuing operations		—	—	—	21 258	21 258
Transfer from/(to) retained surplus	12	—	2 477	1 000	(3 477)	—

BALANCE AT 31 DECEMBER 2006		39 082	23 798	15 000	270 878	348 758

The accompanying notes form part of these financial statements.

2006 HALF YEARLY REPORT 9

Interim Cash Flow Statement

For the half-year ended 31 December 2006

		NOTE	31 DEC 2006 $000	31 DEC 2005 $000
	CASH FLOWS FROM OPERATING ACTIVITIES

Interest received	- onlendings		453 700	518 351
	- financial assets		468 368	327 737
	- other		3 509	4 155
Fees received	- management		13 336	11 343
	- professional		194	176
	- other		228	119
	GST paid to suppliers		(564)	(279)
	GST refunds from ATO		403	314
	GST paid to ATO		(755)	(10 087)
	GST received from customers		875	939
Interest paid	- interest bearing liabilities		(894 343)	(732 608)
	- client deposits		(135 253)	(139 470)
	Payments to suppliers and employees		(14 725)	(11 396)
	Payment in lieu of income tax		(13 163)	(11 577)

	NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES		(118 190)	(42 283)

	CASH FLOWS FROM INVESTING ACTIVITIES
	Net client onlendings		(1 467 895)	(756 088)
	Net proceeds from the sale (purchase) of other financial assets		362 573	(665 244)
	Proceeds from the sale of property, plant and equipment		240	864
	Payments for property, plant and equipment		(212)	(38)

	NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES		(1 105 294)	(1 420 506)

	CASH FLOWS FROM FINANCING ACTIVITIES
	Net proceeds from interest bearing liabilities		2 288 580	855 013
	Net (redemptions) proceeds from deposits		(1 065 120)	607 763
	Net guarantee fees collected on behalf of Queensland Treasury		10	9

	NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES		1 223 470	1 462 785

	NET (DECREASE) INCREASE IN CASH HELD		(14)	(4)

	Cash at 1 July		124	56

	CASH AT 31 DECEMBER	5	110	52

The accompanying notes form part of these financial statements.

10 QUEENSLAND TREASURY CORPORATION

Notes to and forming part of the Financial Statements

For the half-year ended 31 December 2006

1. GENERAL INFORMATION

Queensland Treasury Corporation is constituted under the Queensland Treasury Corporation Act 1988 (the Act), with the Under Treasurer designated as the corporation sole under section 5(2) of the Act.

QTC is the State’s central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector customers. These services are undertaken on a cost recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its customers being Queensland public sector entities.

The majority of QTC’s profits are generated as a result of interest earned from the investment of QTC’s equity. QTC ensures that in undertaking its activities it has adequate capital to manage its risks.

Although there is no statutory requirement for the preparation of half-year financial statements, in order to better meet the needs of users of QTC’s financial information, a general purpose interim financial report has been prepared.

The interim financial report does not include all notes of the type normally included within the annual financial report and therefore cannot be expected to provide as full an understanding of the financial performance, financial position and financing and investing activities of the entity as the full financial report. It should be read in conjunction with the annual financial report of Queensland Treasury Corporation as at 30 June 2006.

2. PRINCIPAL ACCOUNTING POLICIES

(A) BASIS OF PREPARATION

These general purpose financial statements for the half-year ended 31 December 2006 have been prepared in accordance with the requirements of the Financial Management Standard 1997 issued pursuant to the Financial Administration and Audit Act 1977, and other mandatory professional reporting requirements. They have been prepared in accordance with and comply with Australian Accounting Standards, which include all Australian equivalents to International Financial Reporting Standards (AeIFRS) issued and effective as at the time of preparing these statements.

Where necessary, comparative figures have been adjusted to conform with changes in presentation in the current period.

The financial statements have been prepared under the historical cost convention, as modified by the revaluation of financial assets and financial liabilities held at fair value through profit or loss and all derivative contracts.

(B) SEGMENT REPORTING

QTC operates predominantly in the finance and investment industry through liability and fund management activities. Liability management activities relate to the borrowing of funds to finance the capital works programs of the State and the management of these borrowings so as to achieve the lowest cost to borrowers. The fund management activities of QTC relate to the investment of the short term surpluses of these bodies in order to achieve the highest possible return for a given level of risk.

QTC operates in Queensland, Australia.

(C) FOREIGN CURRENCY TRANSLATION

Foreign currency transactions are initially translated into Australian dollars at the rate of exchange applying at the date of the transaction. At balance date, amounts payable to and by QTC in foreign currencies have been valued using current exchange rates after taking into account interest rates and accrued interest.

Exchange gains/losses are brought to account in the Income Statement.

2006 HALF YEARLY REPORT 11

Notes to and forming part of the Financial Statements

For the half-year ended 31 December 2006 (continued)

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

(D) INTEREST INCOME AND EXPENSE

The recognition of investment income and borrowing costs includes net realised gains/losses from the sale of investments (interest income) and the preredemption of borrowings (interest expense) together with the net unrealised gains/losses arising from holding investments and certain onlendings (interest income) and net unrealised gains/losses from borrowings (interest expense). These unrealised gains/losses are a result of revaluing to market daily.

The majority of onlendings are provided to customers on a pooled basis. Interest costs are allocated to customers based on the daily movement in the market value of the pool.

(E) FINANCIAL ASSETS AND FINANCIAL LIABILITIES

Financial assets and financial liabilities are recognised on the Balance Sheet when QTC becomes party to the contractual provisions of the financial instrument.

A financial asset is derecognised when the contractual rights to the cash flows from the financial assets expire or are transferred and no longer controlled by QTC.

A financial liability is removed from the Balance Sheet when the obligation specified in the contract is discharged, cancelled or expires.

Measurement

Financial assets and liabilities at fair value through profit or loss are measured at fair value by reference to quoted market prices when available. If quoted market prices are not available, then fair values are estimated on the basis of pricing models, or other recognised valuation techniques.

Fair value is the amount for which an asset could be exchanged, or liability settled between knowledgeable, willing parties in an arm’s length transaction.

QTC uses mid market rates as a basis for establishing fair values of quoted financial instruments with offsetting risk positions. In general, the risk characteristics of funds borrowed together with the financial derivatives used to manage interest rate and foreign currency risks closely match those of funds on lent. In all other cases, the bid-offer spread is applied where material.

Classification

Management classifies its financial instruments on initial recognition into the following categories:

•	Receivables

•	Onlendings

•	Derivative financial instruments

•	Financial assets at fair value through profit or loss, and

•	Financial liabilities at fair value through profit or loss.

QTC’s accounting policies for significant financial assets and financial liabilities are listed below.

Onlendings

Onlendings, with the exception of loans to cooperative housing societies, are included in the Balance Sheet at their redemption value which is representative of market value. Loans to cooperative housing societies are based on the balance of each housing society’s loans to its members adjusted where necessary for a specific provision for impairment.

Derivative financial instruments

QTC uses derivative financial instruments to hedge its exposure to interest rate, foreign currency and credit risks as part of asset and liability management activities. In addition they may be used, to deliver long term floating rate or long term fixed rate exposure. In accordance with its treasury policy, QTC does not hold or issue derivative financial instruments for trading purposes.

All derivatives are carried as assets when fair value is positive and as liabilities when fair value is negative.

15 QUEENSLAND TREASURY CORPORATION

2. PRINCIPAL ACCOUNTING POLICIES (CONTINUED)

Financial assets at fair value through profit or loss

Financial assets at fair value through profit or loss consist of all other investments including money market deposits, discount securities, semi-government bonds and floating rate notes. Unrealised gains and losses are brought to account in the Income Statement.

Financial liabilities at fair value through profit or loss

Financial liabilities at fair value through profit or loss include interest bearing liabilities and deposits. Unrealised gains and losses are brought to account in the Income Statement.

-	Interest bearing liabilities at fair value through profit or loss

Interest bearing liabilities mainly consist of Australian and overseas bonds. Australian bonds include QTC’s domestic, capital indexed and public bonds. Overseas bonds include global bonds and Eurobonds. Global bonds are Australian dollar denominated bonds issued overseas.

-	Deposits at fair value through profit or loss

Deposits are accepted to either the Working Capital Facility (11AM Fund) or the Cash Fund for portfolio management. Income derived from the investment of these deposits accrues to depositors daily. The amount shown in the Balance Sheet represents the market value of deposits held at balance date.

Securities which are sold under agreements to repurchase at an agreed price remain as an investment whilst the obligation to repurchase is disclosed as a deposit.

(F) PAYMENT IN LIEU OF INCOME TAX

QTC is exempt from the payment of income tax under section 50-25 of the Income Tax Assessment Act 1997 (as amended).

QTC makes a payment in lieu of income tax to the Queensland Government’s Consolidated Fund. The calculation of the income tax liability is based on the income of certain activities controlled by QTC.

In calculating the payment in lieu of income tax, tax effect accounting principles are adopted for income received and expenses paid in relation to the management and administration of clients’ borrowings and deposits as well as for advisory services and structured finance transactions. For all other QTC operations on which a payment in lieu of income tax is made, tax effect accounting principles are not applied.

QTC’s controlled and jointly controlled entities are defined as State and Territory bodies under section 24AO of the Income Tax Assessment Act 1936 and as a consequence are exempt from Commonwealth tax under section 24AM of this Act.

Deferred income tax is provided in full, using the liability method, on all temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the financial statements.

Deferred income tax liabilities are recognised for all taxable temporary differences arising from prepayments of expenditure. Deferred income tax assets are recognised for deductible temporary differences arising from accruals of expenditure, employee benefits and depreciation charged on property, plant and equipment.

Deferred tax assets are recognised when it is probable that future taxable income will be available against which the temporary differences can be utilised.

(G) ROUNDING

Amounts have been rounded to the nearest thousand dollars except for Note 15 which is rounded to the nearest million dollars.

2006 HALF YEARLY REPORT 13

Notes to and forming part of the Financial Statements

For the half-year ended 31 December 2006 (continued)

3. INTEREST INCOME AND INTEREST EXPENSE

FOR THE HALF-YEAR ENDED 31 DECEMBER 2006

DESCRIPTION	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL $000
INTEREST INCOME
Onlendings*	453 081	(18 134)	—	434 947
Other financial assets	430 003	(35 843)	(19 319)	374 841

	883 084	(53 977)	(19 319)	809 788

INTEREST EXPENSE
Interest bearing liabilities	854 508	(79 726)	(125 612)	649 170
Deposits	134 726	222	—	134 948

	989 234	(79 504)	(125 612)	784 118

FOR THE HALF-YEAR ENDED 31 DECEMBER 2005

DESCRIPTION	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL $000
INTEREST INCOME
Onlendings*	466 634	(22 756)	—	443 878
Other financial assets	339 197	(19 128)	19 666	339 735

	805 831	(41 884)	19 666	783 613

INTEREST EXPENSE
Interest bearing liabilities	700 969	(130 566)	42 292	612 695
Deposits	141 146	(58)	—	141 088

	842 115	(130 624)	42 292	753 783

*	The majority of onlendings are provided to customers on a pooled fund basis. Interest costs are allocated to customers based on the daily movement in the market value of the pooled fund. Except for fixed rate loans, the interest from onlendings figure includes unrealised gains and losses which reflect the amount charged to clients.

17 QUEENSLAND TREASURY CORPORATION

4 . MANAGEMENT FEES

Management fees represent income earned from the management of QTC’s onlendings and deposits. A further amount of $3.516 million (2005 $3.327 million) derived from interest rate margins on certain managed funds and pools has been included under interest income.

5 . CASH

Cash includes only those funds held at bank and does not include money market deposits.

6 . ONLENDINGS

	31 DEC 2006 $000	30 JUN 2006 $000	31 DEC 2005 $000
Government departments and agencies	1 876 408	1 923 668	2 177 460
Government owned corporations	14 436 990	12 903 933	12 430 236
Local governments	2 545 339	2 718 928	2 644 234
Tollway companies	1 010 818	932 371	970 391
QTC related entities (1)	352 882	372 896	393 284
Statutory bodies	805 894	758 701	743 711
Cooperative housing society loans	6 651	8 475	10 950
Less provisions for impaired loans	(155)	(130)	(216)
Other bodies	245 872	212 740	217 103

	21 280 699	19 831 582	19 587 153

(1)

Included in the above figure is an onlending to DBCT Holdings Pty Ltd to fund the purchase and lease of operating rights to the Dalrymple Bay Coal Terminal (refer note 11 and note 16). The onlending is offset by a deposit of $353 million (30 June 2006 $373 million) held by QTC on behalf of the lessee of the terminal (refer note 11).

7. DERIVATIVE FINANCIAL ASSETS

	31 DEC 2006 $000	30 JUN 2006 $000	31 DEC 2005 $000
AUSTRALIA
Forward rate agreements	9 934	2 126	22 404
Interest rate swaps	73 915	63 915	86 707

OVERSEAS
Forward exchange contracts	202	116	121
Cross currency swaps	—	—	747
Credit derivatives	994	590	459

	85 045	66 747	110 438

2006 HALF YEARLY REPORT 15

Notes to and forming part of the Financial Statements

For the half-year ended 31 December 2006 (continued)

8. FINANCIAL ASSETS AT FAIR VALUE THROUGH PROFIT OR LOSS

	31 DEC 2006 $000	30 JUN 2006 $000	31 DEC 2005 $000
AUSTRALIA
Money market deposits	1 280 350	1 543 324	402 810
Discount securities	7 199 083	5 661 421	6 012 273
Commonwealth and state securities*	1 064 466	2 491 860	1 882 896
Floating rate notes	2 681 573	2 775 491	2 561 849
Other investments	895 003	1 085 628	1 097 735

	13 120 475	13 557 724	11 957 563

The total includes investments made to manage:

•	deposits of $4 263.905 million (30 June 2006 $5 329.329 million),

•	equity of $348.758 million (30 June 2006 $327.500 million),

•	cross border lease deferred income of $131.625 million (30 June 2006 $136.007 million).

The remaining investments are used to facilitate management of interest rate risk or result from QTC borrowing in advance of requirements.

*	QTC maintains holdings of its own stocks. These holdings have been excluded from both financial assets and financial liabilities, at fair value through profit or loss (refer note 11).

9. PROPERTY, PLANT AND EQUIPMENT

	31 DEC 2006 $000	30 JUN 2006 $000	31 DEC 2005 $000
GROSS PROPERTY, PLANT AND EQUIPMENT	48 324	49 660	50 813
Less accumulated depreciation	(20 411)	(18 401)	(16 092)

NET PROPERTY, PLANT AND EQUIPMENT	27 913	31 259	34 721

REPRESENTED BY
Information technology equipment	4 804	6 134	7 345
Less accumulated depreciation	(3 629)	(4 445)	(4 927)

	1 175	1 689	2 418

Furniture, fittings and office equipment	29 052	29 057	29 000
Less accumulated depreciation	(13 212)	(11 047)	(8 906)

	15 840	18 010	20 094

Plant and machinery	14 468	14 469	14 468
Less accumulated depreciation	(3 570)	(2 909)	(2 259)

	10 898	11 560	12 209

NET PROPERTY, PLANT AND EQUIPMENT	27 913	31 259	34 721

19 QUEENSLAND TREASURY CORPORATION

9. PROPERTY, PLANT AND EQUIPMENT (CONTINUED)

Reconciliations of the carrying amounts for each class of property, plant and equipment are set out below:

DESCRIPTION	INFORMATION TECHNOLOGY EQUIPMENT $000	FURNITURE, FITTINGS AND OFFICE EQUIPMENT $000	PLANT AND MACHINERY $000	TOTAL $000
Carrying amount at 1 Jul 2005	4 353	22 563	12 239	39 155
Acquisitions	30	59	612	701
Disposals	(953)	(575)	—	(1 528)
Depreciation	(1 012)	(1 953)	(642)	(3 607)

CARRYING AMOUNT AT 31 DEC 2005	2 418	20 094	12 209	34 721

Carrying amount at 1 Jan 2006	2 418	20 094	12 209	34 721
Acquisitions	85	72	—	157
Disposals	(166)	(4)	—	(170)
Depreciation	(648)	(2 152)	(649)	(3 449)

CARRYING AMOUNT AT 30 JUN 2006	1 689	18 010	11 560	31 259

Carrying amount at 1 Jul 2006	1 689	18 010	11 560	31 259
Acquisitions	181	2	—	183
Disposals	(221)	—	—	(221)
Depreciation	(474)	(2 172)	(662)	(3 308)

CARRYING AMOUNT AT 31 DEC 2006	1 175	15 840	10 898	27 913

10. DERIVATIVE FINANCIAL LIABILITIES

	31 DEC 2006 $000	30 JUN 2006 $000	31 DEC 2005 $000
AUSTRALIA
Interest rate swaps	110 279	84 606	37 602
Forward rate agreements	46 396	16 809	17 606

OVERSEAS
Forward exchange contracts	—	2 716	31
Cross currency swaps	4 122	—	927
Credit derivatives	142	27	28

	160 939	104 158	56 194

2006 HALF YEARLY REPORT 17

Notes to and forming part of the Financial Statements

For the half-year ended 31 December 2006 (continued)

11. FINANCIAL LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS

	31 DEC 2006 $000	30 JUN 2006 $000	31 DEC 2005 $000
DEPOSITS AT FAIR VALUE THROUGH PROFIT OR LOSS
Government departments and agencies	508 042	1 107 209	2 547 149
Government owned corporations	1 199 908	1 011 146	621 445
Local governments	1 270 751	1 320 131	1 277 210
Tollway companies	11 540	14 719	17 844
Statutory bodies	537 670	561 331	493 272
QTC related entities	63 286	48 158	14 624
Other depositors (1)	414 546	536 903	513 617

	4 005 743	4 599 597	5 485 161
Stock lending	16 165	358 459	76 058
Repurchase agreements	241 997	371 273	268 806

TOTAL DEPOSITS	4 263 905	5 329 329	5 830 025

INTEREST BEARING LIABILITIES AT FAIR VALUE THROUGH PROFIT OR LOSS
AUSTRALIA
Treasury notes	380 523	—	403 429
Bonds	17 163 061	15 784 949	13 617 700
Credit foncier loans	2 059	4 660	5 040

	17 545 643	15 789 609	14 026 169

OVERSEAS (2)
Commercial paper	115 051	108 322	146 648
Bonds	11 636 825	11 150 801	10 628 427
Medium term notes	248 608	470 845	502 843

	12 000 484	11 729 968	11 277 918

TOTAL INTEREST BEARING LIABILITIES	29 546 127	27 519 577	25 304 087

TOTAL FINANCIAL LIABILITIES	33 810 032	32 848 906	31 134 112

(1)	Includes a security deposit of $353 million (30 June 2006 $373 million) held on behalf of the lessee of the Dalrymple Bay Coal Terminal.
(2)	The overseas debt results in no exposure to foreign currencies after accounting for derivatives.

QTC borrowings are guaranteed by the Queensland Government under the Queensland Treasury Corporation Act 1988. Other debt for which QTC has assumed debt service responsibility has been guaranteed under the appropriate Act which covered each borrowing at the time the loan was raised.

21 QUEENSLAND TREASURY CORPORATION

12. RESERVES

	31 DEC 2006 $000	30 JUN 2006 $000	31 DEC 2005 $000
GENERAL RESERVE
Opening balance	39 082	39 082	39 082

Closing balance	39 082	39 082	39 082

CREDIT RISK RESERVE (1)
Opening balance	21 321	16 824	16 824
Transfer from retained surplus	2 477	4 497	2 190

Closing balance	23 798	21 321	19 014

BASIS RISK RESERVE (2)
Opening balance	14 000	13 000	13 000
Transfer from (to) retained surplus	1 000	1 000	(500)

Closing balance	15 000	14 000	12 500

TOTAL RESERVES	77 880	74 403	70 596

MOVEMENTS DURING THE PERIOD
Credit risk reserve	2 477	4 497	2 190
Basis risk reserve	1 000	1 000	(500)

	3 477	5 497	1 690

(1)

QTC’s Cash Fund is capital guaranteed. To reduce the impact of a credit failure on its retained earnings, QTC sets aside a certain portion of its fees earned from the Cash Fund to the Credit Risk Reserve together with interest accumulated on the reserves. The Reserve will be utilised if a credit event results in there being a shortfall between the guaranteed capital and the investments of the Cash Fund.

(2)

The Basis Risk Reserve has been created to provide for the probability of loss as a result of basis risk where QTC has borrowed in excess of its loans to clients. The excess borrowings are required to enable QTC to manage its customer debt portfolios and liquidity, and are hedged through the purchase of high credit quality and highly liquid financial assets. Gains/losses may occur due to interest yields on borrowings not moving in exactly the same manner as interest yields on the asset hedges. Basis risk has been measured using value at risk methodology. QTC is confident at the 99% level that the accumulated losses as a result of basis risk on surplus fixed rate funding over a 10 business day period will be no greater than the value of the reserve for surplus fixed rate funding. Further at 99% confidence, the accumulated loss as a result of basis risk on surplus floating rate funding over a 20 business day period will be no greater than the value of the reserve for surplus floating rate funding.

The remaining reserves are maintained for general purposes.

2006 HALF YEARLY REPORT 19

Notes to and forming part of the Financial Statements

For the half-year ended 31 December 2006 (continued)

13. CASH FLOWS PRESENTED ON A NET BASIS

Cash flows arising from the following activities are presented on a net basis in the Cash Flow Statement:

•	loan advances to and redemptions from clients (onlendings)

•	sales and purchases of other financial assets

•	receipt and withdrawal of client deposits, and

•	interest bearing liabilities.

14. CONTINGENT LIABILITIES

The following contingent liabilities existed at balance date:

•

A total of $847 million (30 June 2006 $666 million) of Queensland Treasury Corporation inscribed stock was lent to various financial institutions. QTC lends stock on the basis that there is a simultaneous commitment by the other party to return the stock on an agreed date. These loans are made to support the liquidity of QTC bonds in the financial markets and form part of QTC’s total exposure to these financial institutions. Historically, the likelihood of a loss being incurred through default by a counterparty has been remote.

•

With regard to certain cross border lease transactions, QTC has assumed responsibility for a significant portion of the transaction risk. If certain events occur, QTC could be liable to make additional payments under the transactions. However external advice and history to date indicate the likelihood of these events occurring is remote. In addition, QTC has provided certain guarantees and indemnities to various participants in the cross border lease transactions. Expert external advisors consider, that unless exceptional and extreme circumstances arise, QTC will not be required to make a significant payment under these guarantees and indemnities.

•

To facilitate the merger of the former State owned financial institutions, Suncorp and QIDC with Metway Bank Ltd, QTC provided guarantees relating to certain obligations of the Queensland Government and Suncorp General Insurance Ltd. These guarantees are supported by counter indemnities from the Treasurer on behalf of the State of Queensland.

•

QTC has provided guarantees relating to the trading activities of subsidiaries of Ergon Energy, Energex and CS Energy (Queensland Government owned corporations) in the national electricity market to the value of $343 million (30 June 2006 $342.9 million) which are supported by counter indemnities from these Queensland Government owned corporations.

•

QTC has provided guarantees to the value of $126.8 million (30 June 2006 $123.4 million) to support the commercial activities of various Queensland public sector entities. In each case, a counter indemnity has been obtained by QTC from the appropriate public sector entity.

•

To provide support in relation to the sale by Tarong Energy Corporation Ltd of a 50% share in the Tarong North Power Station, QTC provided a guarantee of certain payment obligations of Tarong Energy Corporation Ltd under the transaction together with providing an irrevocable put option for 50% of the power station exercisable by the option holder under certain circumstances. This guarantee and put option are supported by an indemnity from Tarong Energy Corporation Ltd and an indemnity from the Treasurer for and on behalf of the State of Queensland.

23 QUEENSLAND TREASURY CORPORATION

15. FUNDING FACILITIES

FACILITY	LIMIT		FACE VALUE ON ISSUE 31 DEC 2006 $M		FACE VALUE ON ISSUE 30 JUN 2006 $M
Domestic Treasury Note		Unlimited		—		—
Domestic A$ Bond		Unlimited	A$	17 911	A$	15 793
Global A$ Bond	A$	15 000M	A$	11 551	A$	11 095
Multicurrency US Commercial Paper	US$	1 500M		—	US$	70
Multicurrency Euro Commercial Paper	US$	3 000M	US$	91	US$	11
Multicurrency Euro Medium Term Note	US$	3 000M	US$	187	US$	341
Multicurrency US Medium Term Note	US$	500M		—		—

16. INVESTMENTS IN COMPANIES

Investments in the following companies are held at cost:

NAME	PRINCIPAL ACTIVITIES	BENEFICIAL INTEREST 31 DEC 2006%	VOTING RIGHTS 31 DEC 2006%	BENEFICIAL INTEREST 30 JUN 2006%	VOTING RIGHTS 30 JUN 2006%
Queensland Treasury Holdings Pty Ltd	Holding company for a number of subsidiaries and investments	40	24	40	24

DBCT Holdings Pty Ltd*	Owns and leases bulk coal port facilities in North Queensland	20	12	20	12

South East Queensland Water Corporation*	Owns and operates bulk water storage facility in South East Queensland	8	4.8	8	4.8

City North Infrastructure Pty Ltd*	Manages the procurement of the Airport Link and Northern Busways project (registered 22 December 2006)	10	10	—	—

Sunshine Locos Pty Limited #	Dormant	100	100	100	100

*	Beneficial interest and voting rights in the company are held indirectly through QTC’s holdings in Queensland Treasury Holdings Pty Ltd.
#	While a controlled entity of QTC, Sunshine Locos Pty Limited has not been consolidated into these statements due to its immaterial and dormant status.

2006 HALF YEARLY REPORT 21

Notes to and forming part of the Financial Statements

For the half-year ended 31 December 2006 (continued)

17. INVESTMENTS ACCOUNTED FOR USING THE EQUITY METHOD

On 26 August 2005, QTC in conjunction with Local Government Association of Queensland formed Local Government Infrastructure Services Pty Ltd, each holding 50% of the share capital of the company.

NAME OF ENTITY	PRINCIPAL ACTIVITIES	ORDINARY SHARE OWNERSHIP INTEREST		INVESTMENT CARRYING AMOUNT OWNERSHIP INTEREST
		31 DEC 2006%	30 JUN 2006%	31 DEC 2006%	30 JUN 2006%
Local Government Infrastructure Services Pty Ltd	Provides assistance to Queensland local governments in relation to infrastructure procurements	50	50	50	50

RESULTS OF JOINT VENTURE ENTITY

Summarised financial information of jointly controlled entity:

	31 DEC 2006 $000	30 JUN 2006 $000	31 DEC 2005 $000
INCOME STATEMENT
Revenues	7 743	547	—
Expenses	7 902	374	—

Profit (loss) before income tax expense	(158)	173	—

Income tax expense	—	—	—

NET PROFIT (LOSS)	(158)	173	—

BALANCE SHEET
Current assets	48 038	33 031	—
Non current assets	—	—	—

TOTAL ASSETS	48 038	33 031	—

Current liabilities	2 938	358	—
Non current liabilities	44 885	32 300	—

TOTAL LIABILITIES	47 823	32 658	—

NET ASSETS	215	373	—

QTC’s share of the joint venture entity’s result and retained profits for the period ended 31 December 2006,

including movements in carrying amount of investment consists of:

	31 DEC 2006 $000	30 JUN 2006 $000	31 DEC 2005 $000
SHARE OF POST-ACQUISITION RETAINED PROFITS
Share of retained profits at beginning of period	85	—	—
Share of net result	(79)	85	—

Share of retained profits at end of period	6	85	—

MOVEMENTS IN CARRYING AMOUNT OF INVESTMENT
Carrying amount at beginning of period	185	—	—
Investments acquired during the period	—	100	—
Share of net result	(79)	85	—

Carrying amount at end of period	106	185	—

22 QUEENSLAND TREASURY CORPORATION

Certificate of the Queensland Treasury Corporation

We certify that the foregoing financial statements and notes to and forming part thereof are in agreement with the accounts and records of the Queensland Treasury Corporation.

In our opinion:

(i)	the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects; and

(ii)	the foregoing half-year financial statements have been drawn up in accordance with AASB 134: Interim Financial Reporting so as to present a true and fair view of the transactions of the Queensland Treasury Corporation for the period 1 July 2006 to 31 December 2006 and of the financial position as at the close of that half-year.

G P Bradley	S R Rochester
Queensland Treasury Corporation	Chief Executive

Brisbane
15 February 2007

2006 HALF YEARLY REPORT 23

Independent Review Report to Queensland Treasury Corporation

Matters Relating to the Electronic Presentation of the Reviewed Financial Statements

The review report relates to the financial statements of Queensland Treasury Corporation for the half year ended 31 December 2006 included on Queensland Treasury Corporation’s web site. The corporation is responsible for the integrity of the Queensland Treasury Corporation’s web site. We have not been engaged to report on the integrity of Queensland Treasury Corporation’s web site. The review report refers only to the statements named below. It does not provide an opinion on any other information which may have been hyperlinked to/from these statements. If users of the financial statements are concerned with inherent risks arising from electronic data communications they are advised to refer to the hard copy of the reviewed financial statements, available from Queensland Treasury Corporation, to confirm the information included in the reviewed financial statements presented on this web site.

These matters also relate to the presentation of the reviewed financial statements in other electronic media including CD Rom.

Scope

The financial statements

The financial statements of Queensland Treasury Corporation consist of the interim income statement, interim balance sheet, interim statement of changes in equity, interim cash flow statement, notes to and forming part of the financial statements and certificates given by the Chief Executive and Under Treasurer, Queensland Treasury, as the corporation sole, for the half-year ended 31 December 2006.

The corporation sole’s responsibility

The corporation sole is responsible for the preparation and true and fair presentation of the financial statements, the maintenance of adequate accounting records and internal controls that are designed to prevent and detect fraud and error, and for the accounting policies and accounting estimates inherent in the financial statements.

Audit approach

The financial statements have been prepared for the information of management and the Corporation. I disclaim any assumption of responsibility for any reliance on this review report or on the financial statements to which it relates to any person other than management and the Corporation.

My review has been conducted in accordance with Australian Auditing Standards applicable to review engagements. A review is limited primarily to inquiries of Corporation personnel and analytical procedures applied to the financial data, and other procedures as considered necessary. These procedures do not provide all the evidence that would be required in an audit, thus the level of assurance provided is less than that given in an audit. I have not performed an audit and, accordingly, I do not express an audit opinion.

Independence

The Financial Administration and Audit Act 1977 promotes the independence of the Auditor-General and QAO authorised auditors.

The Auditor-General is the auditor of all public sector entities and can only be removed by Parliament.

The Auditor-General may conduct a review in any way considered appropriate and is not subject to direction by any person about the way in which powers are to be exercised.

The Auditor-General has for the purposes of conducting a review, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.

Statement

Based on my review, which is not an audit, nothing has come to my attention that causes me to believe that the financial statements of Queensland Treasury Corporation for the half-year ended 31 December 2006 do not present fairly the transactions of the Queensland Treasury Corporation and the financial position of the Queensland Treasury Corporation for the period then ended in accordance with prescribed accounting standards and other mandatory professional reporting requirements in Australia.

G G POOLE, FCPA
Auditor General of Queensland

Queensland Audit Office

Brisbane

20 February 2007

24 QUEENSLAND TREASURY CORPORATION

Appendix A: Loans to Customers

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUN 2006 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2006 $000	AVERAGE EXPECTED TERM* 30 JUN 2006 YEARS	AVERAGE EXPECTED TERM* 31 DEC 2006 YEARS
BODIES WITHIN THE PUBLIC ACCOUNTS
Arts Queensland	9 543	15 581	N/A	N/A
CITEC	4 930	4 435	N/A	N/A
Corptech	354	179	0.96	0.45
Department of Aboriginal & Torres Strait Islander Policy	69	34	0.96	0.45
Department of Education and the Arts	91 770	82 654	5.61	5.21
Department of Emergency Services	4 591	3 286	3.84	3.62
Department of Employment and Training	3 191	2 082	1.40	0.92
Department of Justice and Attorney General	94 010	92 959	N/A	N/A
Department of Main Roads	862 694	826 454	9.41	8.94
Department of Primary Industries - Forestry	79 094	78 075	N/A	N/A
Department of Public Works - Administrative Services	207 604	180 114	N/A	5.48
Department of Public Works - GoPrint	2 251	2 230	N/A	N/A
Department of Public Works - Q-Fleet	274 870	285 058	N/A	N/A
Department of State Development and Innovation	158 916	153 914	8.34	7.85
Department of the Premier and Cabinet	28 727	28 143	N/A	N/A
Monte Carlo Caravan Park Pty Ltd	655	575	3.75	3.26
Queensland Ambulance Service	3 191	2 448	3.04	2.53
Queensland Audit Office	242	147	1.21	0.71
Queensland Fire and Rescue Authority	4 879	4 430	7.74	7.71
Queensland Health	26 953	54 657	N/A	N/A
Queensland Transport	64 996	58 950	7.19	6.93
Sales and Distribution Services	139	—	0.43	—

TOTAL	1 923 668	1 876 408

COOPERATIVE HOUSING SOCIETIES
Cooperative Housing Societies	8 345	6 496	N/A	N/A

TOTAL	8 345	6 496

GOVERNMENT OWNED CORPORATIONS
Cairns Port Authority	109 365	135 060	N/A	N/A
Central Queensland Port Authority	204 966	204 239	N/A	N/A
CS Energy Ltd	586 107	708 159	N/A	N/A
Energex Limited	2 564 875	2 899 630	N/A	N/A
Ergon Energy Corporation Limited	2 143 440	2 411 785	N/A	N/A
Eungella Water Pipeline Pty Ltd	2 980	22 465	N/A	N/A
Gateway Investments Corporation Pty Ltd	304 222	310 670	N/A	N/A
Port of Brisbane Corporation	274 226	248 448	N/A	N/A
Ports Corporation of Queensland	—	68 511	—	N/A

2006 HALF YEARLY REPORT 25

Appendix A: Loans to Customers (continued)

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUN 2006 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2006 $000	AVERAGE EXPECTED TERM* 30 JUN 2006 YEARS	AVERAGE EXPECTED TERM* 31 DEC 2006 YEARS
Queensland Electricity
Transmission Corporation Ltd (Powerlink)	1 642 072	1 845 101	N/A	N/A
Queensland Rail	4 587 232	4 890 371	N/A	N/A
Stanwell Corporation Limited	117 759	114 792	N/A	N/A
SunWater	87 891	203 569	N/A	N/A
Tarong Energy Corporation Limited	265 488	362 110	9.93	12.53
Townsville Port Authority	13 309	12 080	5.03	4.52

TOTAL	12 903 933	14 436 990

LOCAL GOVERNMENTS
Aramac Shire Council	38	34	4.41	3.91
Atherton Shire Council	1 031	866	4.33	4.09
Balonne Shire Council	3 481	3 261	10.07	9.75
Banana Shire Council	2 144	1 885	5.87	5.65
Barcaldine Shire Council	739	695	8.54	8.08
Barcoo Shire Council	647	482	3.08	3.00
Bauhinia Shire Council	310	297	11.63	11.11
Beaudesert Shire Council	13 851	11 643	8.47	8.41
Blackall Shire Council	1 147	1 064	8.36	8.01
Boonah Shire Council	3 426	3 281	15.75	15.42
Bowen Shire Council	8 563	7 476	5.56	5.34
Brisbane City Council	938 448	909 366	13.96	13.95
Bulloo Shire Council	478	370	2.11	1.62
Bundaberg City Council	14 747	13 117	3.83	3.66
Bungil Shire Council	2 304	2 154	7.18	6.73
Burdekin Shire Council	11 889	10 782	6.23	5.85
Burnett Shire Council	15 777	14 302	12.31	12.54
Caboolture Shire Council	19 117	16 094	7.47	7.22
Cairns City Council	71 921	63 288	5.96	5.70
Calliope Shire Council	3 995	3 851	12.71	12.20
Caloundra City Council	95 396	91 511	11.82	11.35
Caloundra/Maroochy Water Supply Board	32 468	30 783	17.51	17.02
Cambooya Shire Council	131	101	2.19	1.72
Cardwell Shire Council	10 863	9 751	12.89	13.31
Carpentaria Shire Council	1 730	2 429	10.48	8.13
Chinchilla Shire Council	2 628	2 534	12.86	12.34
Clifton Shire Council	230	206	12.24	11.75
Cloncurry Shire Council	4 078	3 191	4.60	4.85
Cook Shire Council	3 736	3 612	18.08	17.36
Cooloola Shire Council	5 440	5 004	6.96	6.57
Crow’s Nest Shire Council	3 528	3 278	7.65	7.23

26 QUEENSLAND TREASURY CORPORATION

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUN 2006 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2006 $000	AVERAGE EXPECTED TERM* 30 JUN 2006 YEARS	AVERAGE EXPECTED TERM* 31 DEC 2006 YEARS
Dalby Wambo Library Board	24	22	3.99	3.50
Dalby Wambo Salesyard Board	231	225	17.36	16.81
Dalrymple Shire Council	1 077	991	6.81	6.41
Diamantina Shire Council	1 194	1 146	12.03	11.55
Douglas Shire Council	6 245	5 317	2.21	N/A
Duaringa Shire Council	1 300	1 180	5.11	4.62
Eacham Shire Council	1 704	1 599	9.07	8.65
Emerald Shire Council	2 538	2 358	7.95	7.56
Emerald/Peak Downs Saleyards Board	191	179	7.05	6.56
Esk Shire Council	3 586	3 098	4.57	4.25
Etheridge Shire Council	546	528	14.40	13.88
Fitzroy Shire Council	2 649	2 194	7.76	8.29
Gatton Shire Council	4 000	3 595	6.14	5.81
Gayndah Shire Council	363	300	6.99	7.40
Gladstone Calliope Aerodrome Board	698	602	3.55	3.07
Gladstone City Council	18 544	15 344	9.97	10.86
Gold Coast City Council	404 014	366 998	9.19	9.12
Goondiwindi Town Council	1 985	1 684	4.24	3.94
Herberton Shire Council	127	95	1.89	1.38
Hervey Bay City Council	57 053	58 729	14.26	14.18
Inglewood Shire Council	95	86	5.56	5.13
Ipswich City Council	97 409	95 206	N/A	N/A
Isis Shire Council	9 056	8 819	17.87	17.32
Jericho Shire Council	105	67	1.32	0.82
Johnstone Shire Council	13 561	13 871	8.04	N/A
Jondaryan Shire Council	6 377	6 042	14.50	14.28
Kilcoy Shire Council	487	450	11.92	11.90
Kingaroy Shire Council	5 364	4 774	13.70	13.51
Kolan Shire Council	1 359	1 244	9.91	9.80
Laidley Shire Council	4 839	4 547	11.44	N/A
Livingstone Shire Council	28 703	26 958	12.90	12.81
Logan City Council	85 068	72 419	8.57	8.85
Longreach Shire Council	1 510	1 410	15.55	15.61
Mackay City Council	56 813	54 141	12.77	12.39
Mareeba Shire Council	9 008	8 157	7.44	7.20
Maroochy Shire Council	150 546	139 033	5.71	5.21
Maryborough City Council	16 409	15 672	13.62	13.25
McKinlay Shire Council	667	638	11.02	10.53
Mirani Shire Council	3 076	2 904	12.47	12.23
Miriam Vale Shire Council	3 542	3 230	12.42	12.61

2006 HALF YEARLY REPORT 27

Appendix A: Loans to Customers (continued)

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUN 2006 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2006 $000	AVERAGE EXPECTED TERM* 30 JUN 2006 YEARS	AVERAGE EXPECTED TERM* 31 DEC 2006 YEARS
Monto Shire Council	1 056	965	11.41	11.39
Mount Morgan Shire Council	715	685	14.65	14.27
Mount Isa City Council	3 851	3 402	3.95	3.45
Mundubbera Shire Council	25	3	0.52	0.05
Murgon Shire Council	59	44	1.83	1.32
Murweh Shire Council	2 728	2 626	12.80	12.30
Nanango Shire Council	1 387	1 343	15.67	15.18
Noosa Shire Council	41 170	38 815	11.00	11.01
Paroo Shire Council	2 717	2 606	17.90	17.62
Pine Rivers Shire Council	65 861	59 472	5.80	5.40
Pittsworth Shire Council	802	782	19.88	19.30
Redcliffe City Council	14 449	13 406	6.25	5.88
Redland Shire Council	121 320	101 045	9.96	10.11
Richmond Shire Council	13	13	2.81	2.33
Rockhampton City Council	48 662	46 555	11.50	11.03
Rockhampton District Saleyards Board	1 964	1 879	15.79	15.50
Roma Town Council	3 147	4 220	9.15	10.45
Roma-Bungil Showgrounds & Saleyards Board	405	370	5.33	4.82
Rosalie Shire Council	6 308	6 055	15.93	15.53
Sarina Shire Council	6 826	6 116	4.39	3.89
Seisa Island Council	553	502	5.06	4.55
Stanthorpe Shire Council	1 680	1 488	12.96	13.42
Tiaro Shire Council	206	174	5.24	5.14
Toowoomba City Council	67 550	64 970	14.22	13.68
Torres Shire Council	2 272	2 165	9.81	9.30
Townsville City Council	10 744	10 086	7.47	6.98
Warwick Shire Council	7 029	6 702	14.05	13.71
Whitsunday Shire Council	24 585	22 109	7.04	11.81
Winton Shire Council	2 525	2 377	16.91	16.90
Wondai Shire Council	1 976	1 800	7.94	7.70

TOTAL	2 718 928	2 545 339

STATUTORY BODIES
Drainage Boards
East Deeral Drainage Board	34	30	4.01	3.52
Eugun Bore Water Authority	280	261	6.45	5.95
Matthews Road Drainage Board	41	39	9.18	8.68
Grammar Schools
Brisbane Girls’ Grammar School	26 652	25 218	12.78	12.56
Brisbane Grammar School	11 434	11 859	5.30	4.71
Ipswich Girls Grammar School	1 544	1 471	9.47	8.98

28 QUEENSLAND TREASURY CORPORATION

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUN 2006 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2006 $000	AVERAGE EXPECTED TERM* 30 JUN 2006 YEARS	AVERAGE EXPECTED TERM* 31 DEC 2006 YEARS
Ipswich Grammar School	3 901	3 669	7.68	7.18
Rockhampton Girls Grammar School	4 096	4 125	16.93	N/A
Rockhampton Grammar School	4 215	3 909	10.39	10.19
Toowoomba Grammar School	1 774	1 531	3.68	3.18
Townsville Grammar School	11 705	11 195	13.41	13.00
River Improvement Trusts
Pioneer River Improvement Trust	634	594	7.23	6.74
Universities
Griffith University	82 449	77 194	7.99	7.56
James Cook University	18 556	18 001	14.97	14.46
Sunshine Coast University	28 891	27 748	14.51	14.12
Water Boards
Avondale Water Board	662	621	7.32	6.83
Gladstone Area Water Board	113 180	110 094	N/A	N/A
Glamorgan Vale Water Board	127	117	8.67	8.41
Grevillea Water Board	6	3	0.98	0.47
Kelsey Creek Water Board	1 656	1 572	8.87	8.38
Merlwood Water Board	62	46	1.82	1.31
North Burdekin Water Board	647	499	2.07	1.56
Pioneer Valley Water Board	4 914	4 620	8.50	8.02
Riversdale Murray Valley Water Management Board	1 002	963	11.47	10.98
Six Mile Creek Water Board	64	55	3.11	2.60
Water Supply Boards
Bollon South Water Authority	873	845	13.47	12.96
Bollon West Water Authority	235	854	14.69	14.61
Ingie Water Authority	450	436	14.47	13.97
Townsville Thuringowa Water Supply Board	84 549	106 983	15.83	16.14
Other Statutory Bodies
Agricultural Colleges	3 949	3 335	3.41	2.99
Cherbourg Aboriginal Council	383	312	2.53	2.02
Island Coordinating Council	752	718	14.00	13.70
Major Sports Facilities Authority	304 103	337 653	N/A	N/A
Mt Gravatt Showgrounds Trust	58	50	3.68	3.18
Queensland Art Gallery	35	—	0.34	—
Queensland Rural Adjustments Authority	5 764	5 285	5.55	5.04
Queensland Studies Authority	3 900	3 694	9.44	8.27
South Bank Corporation	34 718	39 957	N/A	N/A
State Library of Queensland	404	339	2.91	2.41

TOTAL	758 701	805 894

2006 HALF YEARLY REPORT 29

Appendix A: Loans to Customers (continued)

LOANS TO CUSTOMERS	TOTAL DEBT OUTSTANDING (MARKET VALUE) 30 JUN 2006 $000	TOTAL DEBT OUTSTANDING (MARKET VALUE) 31 DEC 2006 $000	AVERAGE EXPECTED TERM* 30 JUN 2006 YEARS	AVERAGE EXPECTED TERM* 31 DEC 2006 YEARS
SOUTH EAST QUEENSLAND WATER CORPORATION
SEQWater Facility	198 361	196 739	N/A	N/A

TOTAL	198 361	196 739

SUNCORP-METWAY LTD
Suncorp Metway Facility	3 199	3 072	8.55	8.39

TOTAL	3 199	3 072

TOLLWAY COMPANY
Queensland Motorways Limited	932 371	1 010 818	N/A	N/A

TOTAL	932 371	1 010 818

QTC RELATED ENTITIES
DBCT Holdings Pty Ltd	372 896	352 882	N/A	N/A

TOTAL	372 896	352 882

OTHER BODIES
Agricultural Cooperative Societies	402	415	1.00	0.50
Aviation Australia Pty Ltd	3 004	2 868	N/A	13.98
Department of Education and the Arts - State Schools	255	198	2.57	2.20
Parents and Citizens Associations	7 520	7 629	6.41	6.43
QLD Water Infrastructure Pty Ltd	—	34 951	—	N/A

TOTAL	11 180	46 061

GRAND TOTAL	19 831 582	21 280 699

Total Debt Outstanding includes Fixed Rate Loans, Operating Leases and Debenture Assets held by QTC (previously recorded as Investments).

The balance of customers’ offset deposits held in various pools is offset against customers’ debt outstanding.

Working Capital Accounts and unsettled Operating Leases are not included.

* Average Expected Term	- only includes standard principal and interest accounts
- ignores temporary funding and debt offset facility
- is not applicable for any non-standard principal and interest accounts

30 QUEENSLAND TREASURY CORPORATION

Appendix B: Partners in Financial Markets

Domestic and Global AUD Bond Facility Distribution Group

AUSTRALIA AND NEW ZEALAND BANKING GROUP LTD	TELEPHONE
Domestic (Australia)	+61 2 9226 6706
Global (London)	+44 207 378 2378

ABN AMRO BANK NV	TELEPHONE
Domestic (Australia)	+61 2 8259 2200
Global (London)	+44 207 678 3887

CITIGROUP GLOBAL MARKETS AUSTRALIA LTD	TELEPHONE
Domestic (Australia)	+61 2 8225 6046
Global (London)	+44 207 986 9070

COMMONWEALTH BANK OF AUSTRALIA	TELEPHONE
Domestic (Australia)	+61 2 9235 0122
Global (London)	+44 207 329 6444

DEUTSCHE CAPITAL MARKETS AUSTRALIA**	TELEPHONE
Domestic (Australia)	+61 2 9258 1444
Global (London)	+44 207 547 1931

MACQUARIE BANK LTD	TELEPHONE
Domestic (Australia)	+61 2 8232 3333
Global (London)	+44 207 065 2100

NATIONAL AUSTRALIA BANK LTD	TELEPHONE
Domestic (Australia)	+61 2 9295 1166
Global (London)	+44 207 710 2916

ROYAL BANK OF CANADA	TELEPHONE
Domestic (Australia)	+61 2 9033 3222
Global (London)	+44 207 653 4000

TORONTO DOMINION BANK	TELEPHONE
Domestic (Australia)	+61 2 9619 8866
Global (London)	+44 207 628 4334

UBS AG*	TELEPHONE
Domestic (Australia)	+61 2 9324 2222
Global (London)	+44 207 567 4750

WESTPAC BANKING CORPORATION	TELEPHONE
Domestic (Australia)	+61 2 8204 2740
Global (London)	+44 207 621 7620

*	Lead Manager – Europe
**	Lead Manager – United States

QTC Treasury Note Facility Dealer Panel

PANEL MEMBERS	TELEPHONE
Australia and New Zealand Banking Group Ltd	+61 7 3228 3034
Commonwealth Bank of Australia Ltd (Sydney)	+61 2 9221 4099
Deutsche Bank AG (Sydney)	+61 2 9258 1444
Macquarie Bank Ltd (Sydney)	+61 2 8232 3333
National Australia Bank Ltd (Sydney)	+61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney)	+61 2 9283 4133

Multicurrency US Commercial Paper Facility Dealer Panel

PANEL MEMBERS	TELEPHONE
Citigroup Global Markets Inc (New York)	+1 212 723 6252
Credit Suisse (New York)	+1 212 325 3358
Deutsche Bank Securities (New York)	+1 212 250 7179

Multicurrency Euro Commercial Paper Facility Dealer Panel

PANEL MEMBERS	TELEPHONE
Barclays Bank Plc (London)	+44 207 623 2323
Citigroup International Plc (Hong Kong)*	+852 2501 2690
Deutsche Bank AG (London)	+65 6 883 0808
National Australia Bank Limited (Hong Kong & London)	+852 2526 5891
RBC Capital Markets (London)	+44 207 653 4000
UBS Ltd (London)	+44 207 567 2477

*	Lead Arranger

Multicurrency Euro Medium-Term Note Facility Dealer Panel*

PANEL MEMBERS	TELEPHONE
Includes all Domestic and Global A$ Bond Facility Distribution Group**, and Nomura International Plc (London)	+44 207 521 2000

*	Reverse inquiry also permitted
**	Lead Arranger – UBS Ltd (London)

Multicurrency US Medium-Term Note Facility Dealer Panel*

PANEL MEMBERS	TELEPHONE
ABN AMRO Incorporated (London)	+44 207 588 4079
Citigroup (New York)	+1 212 723 6175
Deutsche Bank Securities Inc (New York)**	+1 212 469 7500
RBC Capital Markets (New York)	+1 212 858 7380

*	Reverse inquiry also permitted
**	Lead Arranger

2006 HALF YEARLY REPORT 31

Appendix B: Partners in Financial Markets (continued)

Issuing and paying agents for QTC

	CONTACT	TELEPHONE	FACSIMILE
AUD TREASURY NOTES	Help Desk	1300 362 257	+61 2 9256 0456
Austraclear Services Ltd Sydney

AUD DOMESTIC BONDS	Markings/Transfers	+61 3 9415 5000	+61 3 9473 2590
Computershare Investor Services Ltd		(ext 5672)

AUD GLOBAL BONDS
Deutsche Bank Trust Company Americas	Client Services	+1 615 835 2729	+1 615 835 2727

EURO COMMERCIAL PAPER
Deutsche Bank AG, London	Client Services	+44 207 547 7608	+44 207 547 3665

US COMMERCIAL PAPER
Deutsche Bank Trust Company Americas	Client Services	+1 908 608 3153	+1 732 578 4635

EURO MEDIUM-TERM NOTES
Deutsche Bank AG, London	Client Services	+44 207 547 7608	+44 207 547 3665

US MEDIUM-TERM NOTES
Deutsche Bank Trust Company Americas	Client Services	+1 908 608 3153	+1 732 578 4635

32 QUEENSLAND TREASURY CORPORATION

Appendix C: Update to QTC’s Indicative Borrowing Program for 2006–2007

	2006-07 ORIGINAL A$M	2006-07 REVISED A$M
DEBT REFINANCING:

A$ benchmark bonds	0	0
A$ Non-benchmark bonds	90	90
MTNs	281	285

TOTAL TERM DEBT MATURITIES	371	375

Commercial Paper (1)	109	109

ADJUSTMENTS:

Pre-redemption of Sep 2007 Benchmark Bond	1 500	1 500
Principal repayments from QTC customers	(600)	(600)

TOTAL REFINANCING	1 380	1 384

NEW BORROWING:

Capital works	5 200	5 356

Pre-funding	(1 000)	(1 000)
Forward funding	—	2 146

TOTAL NEW BORROWING	4 200	6 502

TOTAL PROGRAM	5 580	7 886

(1)	Commercial Paper outstanding as at 30 June 2006.

In the six months to 31 December 2006, the change in outstandings of QTC’s principal funding sources was:

FUNDING SOURCE	30 JUN 2006 A$M	31 DEC 2006 A$M	NET CHANGE A$M
Domestic benchmark bonds	15 948	17 911	1 963
Global benchmark bonds	10 955	11 551	596
Capital-indexed bonds	268	268	0
Domestic non-benchmark bonds	584	589	5
Euro MTNs	459	238	(221)
Commercial paper	111	506	395

TOTAL	28 325	31 063	2 738

2006 HALF YEARLY REPORT 33

Appendix D: Corporate Directory

Queensland Treasury Corporation

Level 14, 61 Mary Street

Brisbane Queensland Australia

GPO Box 1096

Brisbane Queensland Australia 4001

Telephone: +61 7 3842 4600

Facsimile: +61 7 3221 4122

Internet: www.qtc.qld.gov.au

Queensland Treasury Corporation’s annual and half-yearly reports are available on QTC’s website: www.qtc.qld.gov.au. If you would like a report posted to you, call +61 7 3842 4600. If you would like to comment on our Annual Report, visit our website and complete the feedback form, which can be downloaded from the home page, or write to us at the above address.

EXECUTIVE
Telephone: +61 7 3842 4611	Facsimile: +61 7 3210 0262

TEAMS

FINANCIAL MARKETS
Telephone: +61 7 3842 4789	Facsimile: +61 7 3221 2410

MARKET SUPPORT (SETTLEMENTS)
Telephone: +61 7 3842 4644	Facsimile: +61 7 3221 2486

STOCK REGISTRY SERVICES (COMPUTERSHARE)
Telephone: 1800 777 166

GOVERNMENT DEPARTMENTS AND AGENCIES
Telephone: +61 7 3842 4715	Facsimile: +61 7 3211 3629

GOVERNMENT OWNED CORPORATIONS
Telephone: +61 7 3842 4715	Facsimile: +61 7 3211 3629

TREASURY SERVICES
Telephone: +61 7 3842 4715	Facsimile: +61 7 3211 3629

LOCAL GOVERNMENT AND REGIONAL QUEENSLAND
Telephone: +61 7 3842 4715	Facsimile: +61 7 3842 4958

LG INFRASTRUCTURE SERVICES
Telephone: +61 7 3842 4700	Facsimile: +61 7 3211 3629

CUSTOMER SUPPORT (TRANSACTIONS)
Telephone: +61 7 3842 4650	Facsimile: +61 7 3221 2486

LEASING
Telephone: +61 7 3842 4648	Facsimile: +61 7 3842 4927

CORPORATE SERVICES
Telephone: +61 7 3842 4872	Facsimile: +61 7 3221 4122

CORPORATE ACCOUNTING
Telephone: +61 7 3842 4630	Facsimile: +61 7 3221 4122

LEGAL AND COMPLIANCE
Telephone: +61 7 3842 4704	Facsimile: +61 7 3236 9031

INFORMATION TECHNOLOGY
Telephone: +61 7 3842 4641	Facsimile: +61 7 3210 1198

HUMAN RESOURCES
Telephone: +61 7 3842 4615	Facsimile: +61 7 3210 2358

CORPORATE COMMUNICATION
Telephone: +61 7 3842 4685	Facsimile: +61 7 3211 3629

34 QUEENSLAND TREASURY CORPORATION

QUEENSLAND
TREASURY
CORPORATION

LEVEL 14, 61 MARY STREET, BRISBANE QUEENSLAND AUSTRALIA
GPO BOX 1096, BRISBANE QUEENSLAND AUSTRALIA 4001
T: +61 7 3842 4600 F: +61 7 3221 4122
WWW.QTC.QLD.GOV.AU

Queensland
Government